Exhibit 10.1

AVAYA INVOLUNTARY SEPARATION PLAN FOR SENIOR OFFICERS

PLAN DOCUMENT

AND

SUMMARY PLAN DESCRIPTION

(Amended Effective November 2, 2006)

THIS DOCUMENT, LIKE ALL AVAYA PLANS, PERSONNEL POLICIES OR PRACTICES, IS NOT A CONTRACT OF EMPLOYMENT.  IT IS NOT INTENDED TO CREATE, AND IT SHOULD NOT BE CONSTRUED TO CREATE, ANY CONTRACTUAL RIGHTS, EITHER EXPRESS OR IMPLIED, BETWEEN ANY PARTICIPATING COMPANY AND ITS EMPLOYEES.  THE PRACTICES AND PROCEDURES DESCRIBED IN THIS DOCUMENT MAY BE CHANGED, ALTERED, MODIFIED OR DELETED AT ANY TIME, WITH OR WITHOUT PRIOR NOTICE.

EMPLOYMENT AT AVAYA IS “AT-WILL”.  THIS MEANS THAT EMPLOYEES HAVE THE RIGHT TO QUIT THEIR EMPLOYMENT AT ANY TIME AND FOR ANY REASON, AND AVAYA HAS THE RIGHT TO TERMINATE ANY EMPLOYEE, AT ANY TIME AND FOR ANY REASON.

IN THE EVENT THERE IS A CONFLICT BETWEEN STATEMENTS IN THE SEPARATION PLAN AND THE TERMS OF ANY BENEFIT PLAN, POLICY, OR PRACTICE WITH RESPECT TO THE BENEFITS PROVIDED THEREIN, THE APPLICABLE BENEFIT PLAN, POLICY OR PRACTICE WILL CONTROL.  THE BOARD OF DIRECTORS OF AVAYA INC. (OR ITS DELEGATE) RESERVES THE RIGHT, AT ANY TIME, TO MODIFY, SUSPEND, CHANGE, OR TERMINATE AVAYA’S BENEFIT PLANS, POLICIES OR PRACTICES.

A.  OVERVIEW

The Avaya Involuntary Separation Plan for Senior Officers (the “Plan”), effective as of October 13, 2001 and as amended from time to time, is designed to provide a specific payment and certain benefit enhancements to eligible Senior Officers of Avaya Inc. (“Avaya” or the “Company”) and its affiliated companies and subsidiaries (collectively “Participating Companies”) whose employment is involuntarily terminated under conditions described in the Plan.

B.  TYPE OF PLAN

Under Section 3 (1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), this Plan is classified and is to be interpreted as an employee welfare benefit plan for purposes of providing specified post employment payments and other benefits.

C.  PLAN PARTICIPATION

You are a participant in this Plan (a “Participant”) if you are a regular full-time Senior Officer, who is on the active roll of the Company (including employees on loan to other organizations, receiving benefits under the Avaya Short Term Disability Plan (“STD”) or on a leave of absence with guaranteed reinstatement rights), and you have been designated “At Risk” under the Avaya Force Management Program (“FMP”) Guidelines in effect at that time.  For the purposes of this Plan, “At Risk” under the FMP Guidelines means a company initiated termination other than for “cause,” which is defined as follows: (1) conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company, or (3) any other violation of Avaya’s Code of Conduct.  “At Risk “shall not include any termination that is caused by, as a result of or otherwise related to a “Change in Control” as defined in the Avaya Inc. Special Severance Plan.  Employees whose termination is caused by, as a result of or otherwise related to a Change in Control are not eligible to participate in this Plan.

For purposes of this Plan, a Senior Officer is the Chief Executive Officer (“CEO”) of the Company, the Chief Operating Officer (“COO”) of the Company and any officer of the Company who reports directly to the CEO or COO whose target award percentage for purposes of the Avaya Inc. Short Term Incentive Plan is equal to or greater than 70%.

For purposes of this Plan, Net Credited Service (“NCS”) shall be equal to the Participant’s time on the U.S. payroll of Avaya or any member of its controlled group of corporations (within the meaning of section 414(b) of the Internal Revenue Code of

1986, as amended), while the corporation is part of the control group, excluding any leave of absence or disability leave.

The Vice President — Total Rewards and HR Services of Avaya or his or her delegate shall determine if and when this Plan, and to what organizations, positions and groups of employees, this Plan is to be applied.

D.  ELIGIBILITY TO RECEIVE BENEFITS

If you are a Participant, you are eligible to receive the benefits described in Section F upon the involuntary termination of your employment pursuant to the terms of this Plan, on your Scheduled Off-Payroll Date as set forth in Section E.

E.  SCHEDULED OFF-PAYROLL DATE

Your Scheduled Off-Payroll Date will be the date that is specified in the written notice you receive confirming your designation as “At Risk”, which date will be thirty (30) days from the date of that notice.   It is expected that, subject to the transition requirements of your business organization, you will use all accrued unused vacation prior to your Scheduled Off-Payroll Date.  If you are unable to do so because of business transition needs, you will be paid for unused vacation days for the current fiscal year and, for California employees only, any carry-over days approved prior to the beginning of the current fiscal year.  You will not receive pay in lieu of floating holidays and designated holidays if these days are not taken prior to terminating employment, unless required by state law.

F.  PLAN PAYMENTS AND BENEFITS

The Post-Employment Payments and Benefits described in this Section F of the Plan constitute the exclusive post-employment payments and benefits that a Senior Officer who is terminated under the FMP guidelines is entitled to receive and are provided in lieu of any post-employment benefits available under any other applicable severance plan, program, policy, individually negotiated separation agreement or other individual arrangement of or with a Participating Company.

1.  Post-Employment Payment

A Participant who becomes eligible to receive benefits under this Plan, shall be entitled to receive a Post-Employment Payment under this Section F.1. in the amount of one hundred and fifty percent (150%), of final annual base salary plus Short-term Incentive target  if the Participant elects to sign and does not revoke a Termination Agreement and Release in accordance with the provisions of Section G of this Plan.

2.  Annual Incentive

In accordance with the Short Term Incentive Plan, an employee must be actively at work on the last day of the annual performance period to be eligible for payment.  Actual payment, if any, will be subject to both company and individual performance.

3.  Stock Options

Vesting or cancellation of stock options, restricted stock units or other long-term awards granted prior to your actual termination date shall be in accordance with the terms and conditions of the Avaya Inc. Long Term Incentive Program or other long-term incentive plan or program pursuant to which you have been provided options and your award agreements.

4.  Financial Counseling

If you are not Service Pension eligible, you will continue to be eligible for Company paid financial counseling services for three (3) months after the month in which your employment terminates, up to your prorated benefit amount.

If you are Service Pension eligible, you will be entitled to financial counseling services for one full year from your actual termination date up to your annual benefit amount in accordance with current practice.

5.  Outplacement Services

You will be entitled to receive individual services of a Company paid outplacement consultant for one year from your off roll date, in accordance with customary practice for Senior Officers.

6.  Other Perquisites

All other Senior Officer Perquisites will end as of your last day on the active payroll.  These include, but are not limited to: monthly car allowances, use of company chauffeurs, aircraft, executive travel, etc.

7.  Method of Payment

To receive your Post-Employment Payment, you must sign the Termination Agreement and Release (Exhibit “A”) and return it to the Executive Compensation and Benefits Manager of Avaya within forty-five days of your actual termination date.  The Post Employment Payment shall be paid in a lump sum within 45 days after receipt of the validly executed and delivered Termination Agreement and Release, but not sooner than the expiration of the seven (7) day revocation period during which you may revoke the Termination Agreement and Release.  Revocation during that period will result in ineligibility for payment.

G. TERMINATION AGREEMENT AND RELEASE

A Participant who is otherwise eligible to receive a Post Employment Payment under Section F.1 shall not be entitled to receive any of such benefits until the Participant has signed a Termination Agreement and Release (a copy of which is attached hereto as Exhibit “A”) which releases and discharges Avaya, its benefit committees, and all of its affiliates, subsidiaries, resulting new entities, and the respective successors and assigns, and the respective shareholders, officers, directors, employees and members of all of the named entities from all claims, demands or causes of action of any kind whatsoever arising out of your employment and the termination of your employment.

H.  WITHHOLDINGS

The amount of the Post-Employment Payment paid pursuant to this Plan is subject to the withholding of federal, state and local taxes, FICA (Social Security taxes), and FUTA and SUTA (unemployment taxes) at the time of payment and will be reported on IRS form W-2.  Payment will not be reduced for contributions to, or be recognized under, any Avaya employee or Senior Officer benefit plan or program.

I.  PAYMENT UPON DEATH, DISABILITY OR LEAVE OF ABSENCE

1.  Death

If you should die on or before your actual termination date, no payments will be made or benefits provided under this Plan.  You will be treated as if you had died as an active employee and your estate or your beneficiaries will be entitled to the customary benefits payable upon the death of an active Senior Officer.  If you should die after your actual termination date, but before payment is made, your Post-Employment Payment, if applicable, will be made to your lawful spouse or, if you are not survived by a lawful spouse, to your estate in a single lump sum as soon as practicable after your death, provided you or the executor of your estate has signed and has not revoked a Termination Agreement and Release in accordance with the provision of Section G of this Plan.

2.  Disability and Leaves of Absence

If you are receiving disability benefits or you are on a leave of absence with a right to guaranteed reinstatement prior to terminating employment, any payments under this Plan to you shall be computed and paid as follows:

(a)  Employees receiving disability benefits:

No payment under this Plan will be made until your employment is formally terminated at the time your benefits under the Short Term Disability Plan stop.  Any payments due under this Plan shall be reduced by the full amount of any disability benefits paid subsequent to your Scheduled Off-Payroll Date.

(b)  Employees on a leave of absence with guaranteed right of reinstatement:

Payments computed under this Plan will not be payable until after your employment is formally terminated at the conclusion of your leave of absence.

J.                 FORFEITURE

You will forfeit all or a portion of your benefits, including the benefits listed under section K, under the following circumstances:

1.  Re-Employment

If, within one year of your actual termination date, you become employed by:  (i) Avaya, or (ii) any entity within Avaya’s controlled group of corporations within the meaning of Section 1563 of the Internal Revenue Code or (iii) any other company which participates in Avaya’s U.S. pension plans or (iv) any of the successors or assigns of any of them, you will be required to repay to Avaya that portion of the Post-Employment Payment which relates to the part of the year that you are re-employed.  That portion will be determined as follows: the Post-Employment Payment will be multiplied by a fraction, the numerator of which is the number of complete months (of the 12 month period following your actual termination date) during which you were re-employed and the denominator of which is 12.  The result will be the amount that you must repay to the Company.

2.  Dispositions and Outsourcing

If, in connection with, as a result of or in anticipation of a disposition or a sale of any portion of the stock or assets of Avaya or an outsourcing of any of Avaya’s products, services, processes or other business concerns a Participant is offered an opportunity, (i) to perform services as an employee with the purchaser or service provider or (ii) to provide consulting services or to otherwise render services to a purchaser or service provider as an employee, independent contractor, consultant or in any other capacity, full— or part- time, at any time within the ninety (90) day period immediately following the participant’s termination of employment with the Company, then such participant must repay the entire Post Employment Payment described in Section F to the Company from which his or her employment was terminated and will cease receiving benefits described in section K effective as of the date of such hiring.

3.  Violation of Avaya Code of Conduct or Proprietary Information

Notwithstanding any other provision of this Plan, if, as determined by the Vice President - Total Rewards and HR Services of Avaya, you violate Avaya’s Code of Conduct and/or fail to continue to fulfill your obligations not to disclose the Company’s private, confidential or proprietary information, you shall not be entitled to receive a payment or if payment has been made you will be required to repay the Post Employment Payment in its entirety to the Company.

K.  MEDICAL, LIFE INSURANCE, AND OTHER BENEFITS

The provisions regarding medical, dental, and life insurance coverages are outlined below.    For a description of the provisions of such coverages, including administration of or rights of Participants under any of Avaya’s health (include COBRA rights) or life insurance plans, please consult the applicable plan documents, which control, and the respective Summary Plan Descriptions for active and retired employees. In the event there is a conflict between the material in this Plan and the terms of the respective benefit plan documents, the benefit plan documents will control and govern the operation of such plans.  Avaya reserves the right to modify, suspend, change or terminate the benefit plans described in this Section K at any time and without prior notice to Participants.

1.  Service Pension Eligible Employees

If you are eligible to retire with a service pension under the service based program of the Avaya Inc. Pension Plan for Salaried Employees or the Avaya Inc. Pension Plan, health and life insurance coverage will be available under the provisions that normally apply to retiring service pensioners.

2.  Non-Service Pension Eligible Employees

Certain other benefits are continued for non-service pension eligible Participants as described below:

(a)  Medical Expense Plan

If you have five or more years of Net Credited Service (NCS) the Company will pay for your coverage to continue on the same basis as for active employees under the Medical Expense Plan for six (6) months after the month in which your employment terminates.  After that, you can continue coverage under COBRA for up to an additional twelve (12) months by paying the applicable COBRA rate.

If you have at least one year but less than five years of NCS, the Company will pay for your coverage to continue on the same basis as for active employees under the Medical Expense Plan for three (3) months after the month in which your employment terminates.  After that, you can continue coverage under COBRA for up to an additional fifteen (15) months by paying the applicable COBRA rate.

If you have less than one year of NCS, you can continue Medical Expense Plan coverage under COBRA for up to 18 months after the month in which your employment terminates by paying the applicable COBRA rate.

If you are enrolled in an HMO at termination, your HMO coverage will be continued for the same period as described above.  All coverage continued for you and your eligible dependents will be the same as the coverage provided while you were an active employee, subject to the terms of the Medical Expense Plan and provided that you continue to pay your share of the cost of the HMO premium.  Thereafter, continuation of coverage for the remainder of the COBRA period may be continued by paying the applicable COBRA rate.

You should immediately notify the COBRA administrator if you become covered under another group health plan.

(b)  Dental Expense Plan

You may continue plan coverage under the Dental Expense Plan under COBRA for up to 18 months after the month in which your employment terminates by paying the applicable COBRA rate.

NOTE:  The Company provides Participants with up to 18 months of continuing health care coverage (Medical Expense Plan, Dental Expense Plan, and Health Care Reimbursement Account Plan) under COBRA when they leave the active payroll, at the Participant’s expense.  The 18 months of continuing COBRA coverage will run concurrently with the periods described above.  The Participant will receive a COBRA package after he or she leaves the active payroll, including appropriate current health care coverage options and billing information.

(c)  Life Insurance

If you are not retiring on a service or disability pension under the Avaya Inc. Pension Plan for Salaried Employees, your coverage under the Avaya Inc. Executive Life Insurance Program may continue, at your own expense, for as long as you continue to pay the premiums after the month in which your employment actually terminates.

If you are a Service-Based Program participant of the Avaya Inc Pension Plan for Salaried Employees and you retire on a service or disability pension, your coverage under the Avaya Inc. Executive Life Insurance Program will continue, but is subject to reduction from the time of retirement.  The amount of the insurance will be reduced 10% each year, beginning on the first day of your  retirement, until the 50% threshold is reached.  This coverage will be paid by the Company.   You will be subject to imputed income based on the amount of life insurance coverage provided.

(d) Supplementary Life Insurance.  Regardless of retirement eligibility, your coverage, up to the Plan maximum, can be continued by paying the premiums set by the Insurer, MetLife, directly to the insurer.   Please contact MetLife at 800-523-2894.

(e)  Dependent Group Life Insurance.

You may continue plan coverage under the Avaya Inc. Dependent Group Life Insurance Plan for up to three (3) months after the month in which your employment terminates by paying the group premium directly to the insurance carrier.   At the end of the three (3) month period, you can request conversion to an individual policy by contacting MetLife, the insurance carrier, at 888-466-8659.

(f)  Basic Accidental Death and Dismemberment (AD&D).

Your coverage of one times total annual pay (as defined in the Avaya Inc., Life Insurance Plan) will continue, at no cost to you,  for six (6) months after the month in which your employment terminates.  AD&D insurance cannot be converted to an individual policy.

(g) Supplementary Accidental Death and Dismemberment.

You may continue your coverage, up to the Plan maximum, (as defined in the Avaya Inc., Life Insurance Plan) for up to six (6) months after the month in which your employment terminates by paying the group premium directly to the Insurer, MetLife.  Please contact MetLife at 888-466-8659.  AD&D insurance cannot be converted to an individual policy.

(h)  Dependent Accidental Death and Dismemberment.

You may continue coverage under the Avaya Inc. Dependent AD&D insurance for up to three (3) months after the month in which your employment terminates by paying the group premium directly to the Insurer, MetLife.  Dependent AD&D insurance cannot be converted to an individual policy.

(i)  Long-Term Care

You may elect to continue coverage through the Insurer, MetLife, by paying the group premium directly.  Please contact MetLife at 800-438-6388.

(j)  Reimbursement Accounts

You may continue to submit claims incurred through your last day on the payroll up to the amount elected for that plan year in the Avaya Inc. Health Care Reimbursement Account Plan.  You may also continue to submit claims incurred through the end of the plan year up to the amount contributed through your last day on the payroll in the Avaya Child/Elder Care Reimbursement Account Plan.  Claims under both programs may be submitted through April 15 of the following year after your termination.  You may choose to continue to participate in the Avaya Health Care Reimbursement Account Plan, through COBRA, on an after-tax basis by making monthly deposits to the account.

(k) Voluntary Benefits Program

Vision coverage can be continued under COBRA for up to 18 months after the month in which your employment terminates by paying the applicable COBRA rate.

Legal Service coverage through the Hyatt Legal plan (800-821-600) and property and casualty insurance through MetLife (800-438-6388) can be continued by paying the premiums directly to the carriers.  Please contact the carrier directly if you would like to continue coverage.

(l)            Disability Programs

Coverage under the employee’s short term disability programs ends on the last day of employment.  Employees who are receiving short term disability benefits must waive any rights they may otherwise have to continued short or long term disability benefits in order to receive the benefits described in Section F.

3.  END OF COVERAGE

Other than as extended above, all coverage ceases at the end of the month in which your employment terminates.  Notwithstanding the above, all coverage set forth above automatically ends when you become eligible for group coverage under another plan of any other employer or other organization or if you fail to pay a required premium or if the conditions set forth in Section J are met.

4.  OTHER BENEFIT PLAN AGREEMENTS.

If you were an employee of any entity at the time the stock or assets of such entity were acquired by the Company, and you became an employee of the Company through such acquisition, any agreements entered into by the Company, which apply to Participants, will control, where relevant, with respect to the benefits available to you under the Plan.

L.  BENEFIT CLAIM AND APPEAL PROCEDURES

1.  Claim Procedure

Any Participant in the Plan, or a person duly authorized by a Participant, may file a claim in writing for benefits under this Plan if the Participant believes he or she has not received benefits to which he or she was entitled under the Plan.  Such a claim may only relate to a matter under the Plan and not any matter under the FMP Guidelines or any other Participating Company policy, practice or guideline.

The written claim should be sent to the Vice President — Total Rewards and HR Services of Avaya, 211 Mt. Airy Road, Basking Ridge, NJ 07920.  The written claim should be sent within 60 days of the date of the occurrence of facts giving rise to the claim.

If the claim is denied, in whole or in part, the claimant will receive written notice from the Vice President, Total Rewards and HR Services or his or her delegate.  The information will be provided within 90 days of the date the claim was received.

The written notice will include:

•                  the specific reason or reasons for the denial;

•                  specific reference to pertinent Plan provisions on which the denial was based;

•                  a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;  and

•                  appropriate information as to the steps to be taken if the Participant, spouse, heirs or estate or representative desires to submit the claim for review.

In some cases, more than 90 days may be needed to make a decision.  In such cases, the claimant will be notified in writing, within the initial 90-day period, of the reason more time is needed.  An additional 90 days may be taken to make the decision if the claimant is sent such a notice.  The extension notice will show the date by which the decision will be sent.  If no response is received within the 90-day period, the claim is considered denied.

2.  Appeal Procedure

A claimant may use this procedure to appeal a denied claim if:

•                  no reply at all is received by the claimant within 90 days after filing the claim;

•                  a notice has extended the time an additional 90 days and no reply is received within 180 days after filing the claim;  or

•                  written denial of the claim for benefits or other matters is received within the proper time limit and the claimant wishes to appeal the written denial.

If a claim for benefits is denied, in whole or in part, either expressly or by virtue of the Participant not having received a reply, the Participant, or other duly authorized person may appeal the denial in writing within 60 days after the denial is or should have been received.  Written request for review of any denied claim or any other disputed matter should be sent directly to Avaya Inc. Attn:  Employee Benefits Committee, 211 Mount Airy Road, Basking Ridge, NJ 07920.

The Avaya Inc. Employee Benefits Committee (the “EBC”) serves as the final review committee under the Plan for all Participants.  The EBC has sole and complete discretionary authority to determine conclusively for all parties and in accordance with the terms of the documents or instruments governing the Plan, and all questions arising from the administration of the Plan and interpretation of all plan provisions, determination of all questions relating to participation of eligible employees and eligibility for benefits, determination of all relevant facts, the amount and type of benefits payable to any Participant, spouse, heirs or estate, and the construction of all terms of the Plan.  All determinations and decisions of the EBC are conclusive and binding on all parties and not subject to further review.

Unless the EBC sends notice in writing that the claim is a special case needing more time, the EBC will conduct a review and decide on the appeal of the denied claim within 60 days after receipt of the written request for review.  If more time is required to make a decision, the EBC may have 60 days, a total of 120 days, to make its decision.

If the claimant sends a written request of a denied claim, the claimant has the right to:

(i)                                                              Review pertinent Plan documents which may be obtained by following the procedures described in this Plan document, and

(ii)                                                           Send to the EBC a written statement of the issues and any other documents in support of the claim for benefits or other matters under review.

The EBC decision shall include specific reasons for the decision as well as specific references to the pertinent Plan provisions on which the decision is based.  If the EBC does not give its decision on review within the appropriate time span, the claimant may consider the claim denied.

Please note that the Plan requires that a Participant pursue all the claim and appeal rights described above before seeking any other legal recourse regarding claims for benefits.

M.  ERISA RIGHTS STATEMENT

All employees eligible for benefits under this Plan are Plan Participants.  Participants in this Plan are entitled to certain rights and protection under ERISA.  ERISA provides that all Plan Participants shall be entitled to:

•                  Examine, without charge, at the office of the Plan Administrator, at 211 Mt. Airy Road, Basking Ridge, NJ 07920, the Plan documents and copies of all documents filed by this Plan with the U.S. Department of Labor, such as detailed annual reports.  A reasonable fee or charge may be imposed for such copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefits plans.  The people who operate this Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of all Plan Participants.  No one, including a Participant’s employer or any other person may fire or otherwise discriminate against a Participant in any way for the purpose of preventing a Participant from obtaining a benefit or exercising rights under ERISA. If any claim for a Plan benefit is denied, in whole or in part, the person whose claim was denied must receive a written explanation of the reason for the denial.  Such a person has the right to have the Vice President, Total Rewards and HR Services or his or her delegate and/or the EBC review and reconsider that claim (see Section Q, entitled “Benefit Claim and Appeal Procedures”).

Under ERISA, there are steps to take to enforce the above rights.  For instance, if materials from this Plan are requested but not received within 30 days, the person making the request may file suit in a federal court.  In such cases, the court may require the Participating Company to provide the materials and pay that person up to  $110 a day until the materials are received, unless they were not sent because of reasons beyond the control of the Company.  Anyone whose claim for benefits is denied after final review or ignored, in whole or in part, may file suit in a state or federal court.  Anyone who is discriminated against for asserting rights under this Plan may seek assistance from the U.S. Department of Labor or may file suit in a federal court, but an action relating to a claim for benefits may not be filed prior to exhausting the claim and appeal procedure under this Plan. The court will decide who will pay court costs and legal fees.  If that person is successful, the court may order the party that was sued to pay these costs and fees.  If that person loses, the court may order him or her to pay these costs and fees if, for example, it finds that the claim was frivolous.

Anyone who has questions about this Plan should contact the Plan Administrator, Executive Compensation and Benefits Manager at, 211 Mt. Airy Road, Basking Ridge, NJ 07920.  Anyone who has questions about this statement of Participants’ rights, or about rights under ERISA, should contact the nearest office of the U.S. Labor - Management Services Administration, Department of Labor.

N.  PLAN ADMINISTRATOR

Avaya Inc., 211 Mount Airy Road, Basking Ridge, NJ 07920, is the Plan Administrator of the Plan. Avaya and each of its subsidiary companies that are covered by the Plan have delegated administrative authority and responsibility to the Avaya Inc. Employee Benefits Committee (“EBC”).  The EBC is located at Avaya Inc. 211 Mt. Airy Rd, Basking Ridge, NJ  07920.  The Vice President, Total Rewards and HR Services of Avaya or his or her delegate is the named fiduciary of this Plan who makes determinations concerning when and to what positions or groups payments should be made in Avaya.    The EBC is also a named fiduciary and is the final review committee under the Plan.

O.  EMPLOYER AND PLAN IDENTIFICATION NUMBERS

This Plan is identified by the following number under Internal Revenue Service rules:

Employer ID # 22-3713430 assigned by the IRS.

Plan # 531 assigned by Avaya.

P. AMENDMENT AND TERMINATION.

Pursuant to Section 402(b)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Board of Directors of Avaya Inc. (“Board”), or its authorized representative pursuant to delegated authority (“Delegate”), may from time to time amend, modify or change this Plan at any time, and the Board or its Delegate may terminate this Plan at any time. Plan amendments may include, but are not limited to, elimination or reduction in the level or type of benefits provided to any class or classes of employees (and their spouses and dependents).

Q.  PLAN DOCUMENTS

This document is both the Summary Plan Description and the official Plan document which regulates the operation of this Plan.

R.  LEGAL PROCESS.

Process can be served on the Plan or Avaya Inc., as Plan Administrator, by directing such legal service to Avaya Inc., 211 Mt. Airy Road, Basking Ridge, NJ  07920, Attention:  Vice President — Total Rewards and HR Services

S.  ASSIGNMENT OR ALIENATION

No payment or benefits under this Plan or any right or interest in such payments or benefits shall be assignable or subject in any manner to anticipation, alienation, sale, transfer, assignment, claims of creditors, garnishment, pledge, execution, attachment or encumbrance of any kind, including, but not limited to, pursuant to any domestic relations order (within the meaning of Section 206(d)(3) of ERISA and Section 414(p)(1)(B) of the Internal Revenue Code) and any such attempted disposition shall be null and void.  The payment and benefits hereunder or the right to receive future payment or benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, executed upon, encumbered, or subjected to any charge or legal process; no interest or right to receive a payment or benefit may be taken either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligation or claims against such person or entity, including judgment or claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

T.             TERMS AND CONDITIONS OF EMPLOYMENT.

This document is not a contract of employment.  It is not intended to create, and it should not be construed to create, any contractual rights, either express or implied, between you and the Company.  The employment relationship between the Company and the employees covered by the Plan is “at-will”.  This means that employees have the right to quit their employment at any time and for any reason, and the Company reserves the right to terminate any employee’s employment, with or without cause, at any time for any reason.

U.             FUNDING.

Payments made under the Plan will be paid out of the general assets of the Company.

V.            CONTROLLING LAW.

The Plan shall be construed, administered and governed according to the laws of the State of New Jersey, except to the extent preempted by federal law, which shall in that case control.

In Witness whereof the Company has caused this Plan, as amended, to be  effective as of the 2nd day of November, 2006

AVAYA INC.

By:
	Roger Gaston	Date
Sr. Vice President — Human Resources

Attest:
	Signature	Date

Title

“Exhibit A”

Termination Agreement & Release

In consideration of the fact that I have voluntarily and of my own free will elected to accept a Post Employment Payment and that Avaya Inc. (“Avaya Inc.” or “the Participating Company”) has agreed to pay me the Post Employment Payment, subject to the terms and limitations of the Avaya Inc. Involuntary Separation Plan for Senior Officers, I acknowledge and agree to the following:

1.               I have been told by the Participating Company, and I understand, that I may elect, at my option, to receive a Post Employment Payment, but that my election to receive the Post Employment Payment is expressly conditioned upon my signing a Termination Agreement and Release on or after the date of my termination from the Participating Company, and returning it to my Force Management Coordinator.

2.               I realize that there are various state and federal laws that govern my employment relationship with the Participating Company and/or prohibit employment discrimination on the basis of age, color, race, gender, sexual preference/orientation, marital status, national origin, mental or physical disability, religious affiliation or veteran status and that these laws are enforced through the courts and agencies such as the Equal Employment opportunity Commission, Department of Labor and State Human Rights Agencies.  Such laws include, but are not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended, 42 U.S.C. Section 1981, and state and local laws prohibiting discrimination on the basis of age, etc.  In consideration of the Post Employment Payment provided for in this Termination Agreement and Release, I intend to give up any rights I may have under these or any other laws with respect to my employment and termination of employment at the Participating Company and acknowledge that the Participating Company (including its subsidiaries and affiliates) has not (a) discriminated against me, (b) breached any express or implied contract with me, or (c) otherwise acted unlawfully toward me.

3.               On behalf of myself, my heirs, executors, administrators, successors and assigns, I release and discharge Avaya Inc. (including any “resulting new entity” as defined in the Separation Plan), the various Avaya Inc. Benefit Committees, and their successors, assigns, subsidiaries, affiliates, shareholders, directors, officers, representatives, agents and employees (collectively “Releasees”) from any and all claims (including claims for attorneys’ fees and costs), charges, actions and causes of action with respect to, or arising out of, my employment or termination of employment with the Participating Company.  This includes, but is not limited to, claims arising under federal, state, or local laws prohibiting age, color, race, gender, sexual preference/orientation, marital status, national origin, mental or physical disability, religious affiliation or veteran status or any other forms of discrimination or claims growing out of the Participating Company’s termination of its employees.  It also includes claims based on theories of contract or tort, whether based on common law or otherwise.

This agreement does not limit my right to file charges with government agencies, but with respect to any charges that have been or may be filed concerning events or actions relating to my employment or the termination of my employment and which occurred on or before the date of this Termination Agreement and Release, I additionally waive and release any right I may have to recover in any lawsuit or proceeding brought by me, an administrative agency, or any other person on my behalf or which includes me in any class.

(For employees working in California) Section 1542 of the Civil Code of the State of California states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releases, I expressly acknowledge that this Termination Agreement and Release is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated and undisclosed.

4.               Subject to Paragraph 5 herein, I covenant and agree not to bring any action, suit or administrative proceeding contesting the validity of this Termination Agreement and Release or attempting to negate, modify or reform it, nor to sue any Releasee for any reason arising out of my employment or termination thereof.

5.               I understand that this Termination Agreement and Release in no way affects any rights I may have for benefits under the Avaya Inc. Pension Plan for Salaried Employees (APPSE) or the Avaya Inc. Pension Plan (APP).

6.               I have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or other wrongdoing that involves me or other present or former Participating Company employees.

7a    I recognize and acknowledge that during my employment with Avaya I have had access to highly confidential and proprietary Company information and trade secrets (“Proprietary Information,” as described herein) and the use, misappropriation or disclosure of  Proprietary Information would cause irreparable injury to Avaya; and it is essential to the protection of Avaya’s good will and to the maintenance of Avaya’s competitive position that Proprietary Information be kept secret and that I may not disclose  Proprietary Information to others or use any Proprietary Information to my own advantage or the advantage of any third parties.  For purposes of this Agreement, the term

                        “Proprietary Information” shall include any and all information, in any form whatsoever, including but not limited to, hard copy, computer floppy diskette, CD, CD-ROM drive, information retained in electronic storage, or other information storage means, relating to Avaya’s technology; techniques; processes; tools; research and development; market research, data and strategy; and, information relating to sales, pricing and customers, including customer-specific sales information, pricing policies and strategies

7b.        I further recognize and acknowledge that it is vital for the proper protection of Avaya’s legitimate interests that during the term of my employment and for a period of one (1) year from the date of termination of my Avaya employment, and in exchange for the consideration I have received in this Agreement I may not directly or indirectly: (i) solicit, induce, or attempt to induce employees of Avaya or any affiliate of Avaya to terminate their employment with, or otherwise cease their relationship with Avaya or any affiliated company; or (ii)  solicit, induce, hire or attempt to solicit, induce or hire any employee of Avaya to work or provide services to any third party; or (iii) solicit to divert or take away or attempt to divert or to take away, the business or patronage of any of Avaya’s clients, customers or accounts, or prospective clients, customers or accounts.  Provided, however, that insofar as the restrictions set forth in this paragraph prohibit the solicitation, inducement or attempt to hire a licensed attorney who is employed at Avaya, they shall not apply to me if I am a licensed attorney and the restrictions contained herein are illegal, unethical or unenforceable under the laws, rules and regulations of the jurisdiction in which I am licensed as an attorney.

7c.         I agree that I will not in any way disparage Avaya Inc., its products, services, employees, officers, directors or its former employees, officers or directors at any time.

7d.        I agree that if I violate the terms of this Section 7 (including any of its subsections), Avaya may recover the payment made to me under this Agreement and I agree to repay Avaya such payment within ten (10) business days of Avaya’s demand of me in writing.  Further, insofar as any violation of this Section 7 (including any of its subsections) may cause harm or injury to Avaya which may not be calculable or remedial by way of monetary damages, I understand and acknowledge that Avaya may initiate an action in law or in equity to prevent me from engaging in any conduct which is in violation of this Section 7 (including any of its subsections).

7e.         If any restriction set forth in this Section 7 (including any of its subsections) is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

7f.           I understand and agree that the restrictions contained in this Section 7 (including any of its subsections) are necessary for the protection of the business and goodwill of Avaya and is expressly considered by me to be reasonable for such purpose.

8.               The construction, interpretation and performance of this Termination Agreement and Release shall be governed by the laws of the state in which I am working on the date of my termination from the Participating Company’s payroll, except that state’s conflict of laws rules.

9.               In the event that any one or more of the provisions contained in this Termination Agreement and Release shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceability shall not affect any other provisions of this Release, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Release shall then be construed as if such unenforceable provision or provisions had never been contained herein.

10.         I understand that, pursuant to the Older Workers Benefit Protection Act of 1990, I have the right and have been advised to consult with an attorney before signing the Termination Agreement and Release, I have 21 days to consider the Release before signing it, and I may revoke the Release within seven (7) calendar days after signing it.  For revocation to be effective, written notice must be received by the Participating Company no later than the close of business on the seventh day after I sign this Termination Agreement and Release.  I understand that this revocation can be made by delivering the written notice of revocation to the Executive Compensation and Benefits Manager (below).

11.         This Termination Agreement and Release contains the entire agreement between the Participating Company and me and fully supersedes any and all prior agreement or understandings pertaining to the subject matter hereof.  I represent and acknowledge that in executing this Termination Agreement and Release, I have not relied upon any representation or statement not set forth herein made by any of the Releases or by any of the Release’s agents, representatives or attorneys with regard to the subject matter of this Agreement.

12.         All defined terms used in this Termination Agreement and Release shall have the same meaning as the Separation Plan.

BY SIGNING THIS TERMINATION AGREEMENT AND RELEASE, I STATE THAT; I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE WITH EVERYTHING IN IT; I WAS ADVISED TO, AND I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

Return this Release to:
Employee Signature	Avaya Inc.
Executive Comp and Benefits
Attn: Jill Bergenty
Employee Name Printed	Room 3E 025B
211 Mt. Airy Road
Basking Ridge, NJ 07920
Home Phone Number
Confidential fax number: 908-953-3317

Social Security Number

Date (this date must be the off-role date or later)